UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2013

UnionBanCal Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-15081	94-1234979
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 California Street

San Francisco, CA 94104-1302

(Address of principal executive offices) (Zip Code)

Tel. (415) 765-2969

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 26, 2013, Union Bank, N.A. (the “Bank”), the wholly-owned bank subsidiary of UnionBanCal Corporation, entered into a Subordinated Term Loan Agreement (the “Loan Agreement”) with its parent, The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), under which the Bank borrowed $750,000,000 from BTMU on June 28, 2013 (the “Loan”). The Loan bears interest at a rate equal to three-month LIBOR for U.S. dollar deposits plus 1.20% and matures on June 28, 2023. The Loan constitutes an unsecured obligation of the Bank and is subordinate and junior in right of payment to all of its existing and future senior debt and will rank equally in right of payment with all of its existing and future unsecured and subordinated debt. The Bank expects to treat the net proceeds of the Loan as Tier 2 capital for bank regulatory purposes.

The foregoing summary of the terms of the Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Loan Agreement, attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Subordinated Term Loan Agreement, dated June 26, 2013, by and between Union Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2013

UNIONBANCAL CORPORATION

By:	/s/ JOHN F. WOODS
John F. Woods
Vice Chairman and Chief Financial Officer
(Duly Authorized Officer)

Exhibit Index

Exhibit No.	Description

99.1	Subordinated Term Loan Agreement, dated June 26, 2013, by and between Union Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd.